Exhibit 99.1

Core-Mark Announces Second Quarter 2012 Financial Results

•	Second Quarter Revenue up 12.1%

•	Diluted EPS Increased 20.8% from $0.72 to $0.87

•	Reiterate 2012 Full-Year Guidance of $9 Billion Sales and EPS Range of $2.75 to $2.90

South San Francisco, California - August 8, 2012 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2012.

“We continue to benefit from our expansion in the Southeast, solid same store non-cigarette sales and progress in executing our key strategies,” said J. Michael Walsh, President and Chief Executive Officer. “We are on track to have a good year, and continue to build for our future.”

Second Quarter

Net sales increased 12.1% to $2.29 billion for the second quarter of 2012 compared to $2.04 billion for the same period in 2011. Approximately 77% of this growth is related to the Company's expansion in the Southeast and the Forrest City acquisition in May 2011. Non-cigarette sales increased 16.5%. In addition to market share expansion, execution of our key strategies continues to build momentum and drive non-cigarette growth.

Gross profit for the second quarter of 2012 was $122.6 million compared to $109.8 million for the same period last year, an 11.7% increase. The Southeast expansion contributed significantly to the increase in gross profit year over year. Remaining gross profit also increased 11.7%. Non-cigarette remaining gross profit grew $8.5 million or 11.1% compared to the same quarter last year. Cigarette remaining gross profit per carton increased approximately 4% due primarily to higher sales in fair trade states. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2012	2011	% Change

Gross profit	$122.6	$109.8	11.7%
Cigarette inventory holding gains	(3.2)	—
LIFO expense	4.3	4.6
Net candy holding gain	—	(4.2)
OTP tax items	—	0.5
Remaining gross profit	$123.7	$110.7	11.7%

The Company's operating expenses for the second quarter of 2012 were $104.8 million compared to $95.1 million in the same quarter of 2011. As a percentage of net sales, total operating expenses decreased eight basis points or four basis points excluding the Forrest City acquisition start-up costs in the second quarter of 2011.

Net income for the second quarter of 2012 was $10.1 million compared to $8.5 million for the same period in 2011. The improvement in net income was driven primarily by strong revenue growth and increases in gross profit dollars. In addition, adjusted EBITDA increased from $26.1 million in the second quarter of 2011 to $29.8 million in the second quarter of 2012, the components of which are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2012	2011	% Change

Net income	$10.1	$8.5	18.8%
Interest expense, net (1)	0.5	0.5
Provision for income taxes	7.0	5.9
Depreciation & amortization	6.4	5.6
LIFO expense	4.3	4.6
Stock-based compensation expense	1.3	1.2
Foreign currency transaction losses (gains), net	0.2	(0.2)
Adjusted EBITDA	$29.8	$26.1	14.2%

______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $0.87 for the second quarter this year compared to $0.72 in the second quarter of last year. These per share results were impacted by several items, which are reconciled in the attached diluted EPS table following the financial statements. Excluding these items, diluted earnings per share on an adjusted basis would have been $0.94 for the second quarter in 2012 compared to $0.81 for the same quarter last year.

First Six Months of 2012

Net sales were $4.39 billion for the first six months of 2012 compared to $3.76 billion for the same period in 2011, a 16.6% increase. The increase in sales was driven primarily by the expansion into the Southeast and by the Forrest City acquisition. In addition, non-cigarette sales contributed to the growth due to additional market share gains and increases in same store sales.

Gross profit for the first six months of 2012 was $232.8 million compared to $202.1 million for the same period last year. Remaining gross profit was $235.7 million in the first half of 2012 compared to $204.2 million in 2011, an increase of $31.5 million or 15.4%. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2012	2011	% Change

Gross profit	$232.8	$202.1	15.2%
Cigarette inventory holding gains	(4.3)	(0.9)
LIFO expense	7.2	7.5
Net candy holding gain	—	(4.2)
OTP tax items	—	(0.3)
Remaining gross profit	$235.7	$204.2	15.4%

The Company's operating expenses for the first half of 2012 increased to $208.8 million compared to $186.2 million in the first half of 2011. As a percentage of net sales, operating expenses improved 18 basis points or 15 basis points excluding start-up costs associated with our Forrest City acquisition last May.

Net income for the first half of 2012 was $13.7 million compared to $9.0 million for the same period in 2011. The improvement in net income was driven primarily by strong revenue growth and increases in gross profit dollars. In addition, adjusted EBITDA increased from $36.6 million in the first half of 2011 to $46.6 million in the first half of 2012, components of which are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2012	2011	% Change

Net income	$13.7	$9.0	52.2%
Interest expense, net (1)	1.0	1.0
Provision for income taxes	9.2	6.7
Depreciation & amortization	12.7	10.7
LIFO expense	7.2	7.5
Stock-based compensation expense	2.7	2.5
Foreign currency transaction losses (gains), net	0.1	(0.8)
Adjusted EBITDA	$46.6	$36.6	27.3%

______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $1.18 for the first half of this year compared to $0.76 in the first half of last year. These per share results were impacted by several items, which are reconciled in the attached diluted EPS table following the financial statements. Excluding these items, diluted earnings per share on an adjusted basis would have been $1.33 for the first half of 2012 compared to $0.94 for the same period last year.

Guidance for 2012

The Company reiterates its 2012 annual guidance of $9.0 billion net sales, adjusted EBITDA in the range of $102 million to $105 million and diluted earnings per share between $2.75 and $2.90. The EPS guidance assumes $0.72 per share of LIFO expense, or approximately $14 million, a tax rate of 40% and 11.6 million fully diluted shares outstanding.

Capital expenditures for 2012 are expected to approach $30 million, approximately half of which is expected to be utilized for expansion projects with the remainder used for maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Wednesday, August 8, 2012 at 9:00 a.m. Pacific time during which management will review the results of the second quarter. The call may be accessed by dialing 1-800-588-4973 using the code 32983905. The call may also be listened to on the Company's website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, diluted earnings per share excluding LIFO expense, adjusted EBITDA and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2012 net sales, adjusted EBITDA, diluted earnings per share, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, challenging economic conditions; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; unexpected outcomes in legal proceedings; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; competition from sales of illicit and other low priced sales of cigarettes; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; changes to accounting rules or regulations; compliance with governmental regulations; and earthquake and natural disaster damage. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 8, 2012 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 29,000 customer locations in the U.S. and Canada through 27 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$17.4	$15.2
Restricted cash	10.4	12.6
Accounts receivable, net of allowance for doubtful accounts of $10.0 and $9.6,
at June 30, 2012 and December 31, 2011, respectively	250.3	215.7
Other receivables, net	49.9	42.0
Inventories, net	286.5	362.3
Deposits and prepayments	56.5	48.2
Deferred income taxes	6.3	6.2
Total current assets	677.3	702.2
Property and equipment, net	105.7	99.5
Goodwill	16.2	16.2
Other non-current assets, net	51.4	52.3
Total assets	$850.6	$870.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$109.3	$91.5
Book overdrafts	20.2	27.1
Cigarette and tobacco taxes payable	145.3	173.4
Accrued liabilities	78.7	78.6
Deferred income taxes	0.3	0.3
Total current liabilities	353.8	370.9
Long-term debt	48.7	63.1
Deferred income taxes	9.8	9.8
Other long-term liabilities	9.4	9.5
Claims liabilities, net	27.8	27.8
Pension liabilities	12.0	13.6
Total liabilities	461.5	494.7
Stockholders’ equity:
Common stock, $0.01 par value (50,000,000 shares authorized, 12,545,372 and
12,382,724 shares issued; 11,489,795 and 11,344,947 shares outstanding at
June 30, 2012 and December 31, 2011, respectively)	0.1	0.1
Additional paid-in capital	244.7	240.1
Treasury stock at cost (1,055,577 and 1,037,777 shares of common stock at
June 30, 2012 and December 31, 2011, respectively)	(32.9)	(32.2)
Retained earnings	181.2	171.6
Accumulated other comprehensive loss	(4.0)	(4.1)
Total stockholders’ equity	389.1	375.5
Total liabilities and stockholders’ equity	$850.6	$870.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$2,287.3	$2,039.8	$4,388.0	$3,762.3
Cost of goods sold	2,164.7	1,930.0	4,155.2	3,560.2
Gross profit	122.6	109.8	232.8	202.1
Warehousing and distribution expenses	66.2	57.8	129.6	111.7
Selling, general and administrative expenses	37.8	36.5	77.5	73.2
Amortization of intangible assets	0.8	0.8	1.7	1.3
Total operating expenses	104.8	95.1	208.8	186.2
Income from operations	17.8	14.7	24.0	15.9
Interest expense	(0.6)	(0.6)	(1.2)	(1.2)
Interest income	0.1	0.1	0.2	0.2
Foreign currency transaction (losses) gains, net	(0.2)	0.2	(0.1)	0.8
Income before income taxes	17.1	14.4	22.9	15.7
Provision for income taxes	(7.0)	(5.9)	(9.2)	(6.7)
Net income	$10.1	$8.5	$13.7	$9.0

Basic net income per common share (1)	$0.89	$0.74	$1.20	$0.79
Diluted net income per common share (1)	$0.87	$0.72	$1.18	$0.76

Basic weighted-average shares	11.4	11.5	11.4	11.4
Diluted weighted-average shares	11.6	11.9	11.6	11.9

Dividend declared and paid per common share	$0.17	—	$0.34	$—
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income	$13.7	$9.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
LIFO and inventory provisions	7.0	7.5
Amortization of debt issuance costs	0.2	0.3
Stock-based compensation expense	2.7	2.5
Bad debt expense, net	0.7	0.6
Depreciation and amortization	12.7	10.7
Foreign currency transaction losses (gains), net	0.1	(0.8)
Deferred income taxes	(0.1)	(0.3)
Changes in operating assets and liabilities:
Accounts receivable, net	(35.4)	(26.4)
Other receivables, net	(8.0)	3.4
Inventories, net	68.9	(41.9)
Deposits, prepayments and other non-current assets	(11.0)	(20.0)
Accounts payable	17.9	39.1
Cigarette and tobacco taxes payable	(28.1)	(2.4)
Pension, claims, accrued and other long-term liabilities	(3.5)	(1.7)
Income taxes payable	—	0.5
Net cash provided by (used in) operating activities	37.8	(19.9)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(51.4)
Restricted cash	2.1	(3.4)
Additions to property and equipment, net	(13.2)	(5.8)
Proceeds from sale of fixed assets	0.2	—
Net cash used in investing activities	(10.9)	(60.6)
Cash flows from financing activities:
(Repayments) borrowings under revolving credit facility, net	(14.5)	76.1
Dividends paid	(3.9)	—
Payments of financing costs	—	(0.7)
Repurchases of common stock	(0.7)	(5.4)
Proceeds from exercise of common stock options and warrants	1.9	4.3
Tax withholdings related to net share settlements of restricted stock units	(0.9)	(0.9)
Excess tax deductions associated with stock-based compensation	0.5	1.4
(Decrease) increase in book overdrafts	(6.9)	9.0
Net cash (used in) provided by financing activities	(24.5)	83.8
Effects of changes in foreign exchange rates	(0.2)	—
Increase in cash and cash equivalents	2.2	3.3
Cash and cash equivalents, beginning of period	15.2	16.1
Cash and cash equivalents, end of period	$17.4	$19.4
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net of refunds	$4.8	$0.3
Interest paid	$0.9	$1.0

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012 (a)	2011 (a)	% Increase	2012 (a)	2011 (a)	% Increase
Net income	$10.1	$8.5	18.8%	$13.7	$9.0	52.2%

Diluted shares	11.6	11.9		11.6	11.9

Diluted EPS	$0.87	$0.72	20.8%	$1.18	$0.76	55.3%
LIFO expense	0.22	0.24		0.36	0.38
Diluted EPS excluding LIFO expense	$1.09	$0.96	13.5%	$1.54	$1.14	35.1%
Cigarette inventory holding gains (1)	(0.16)	—		(0.22)	(0.05)
Net candy holding gain (2)	—	(0.21)		—	(0.21)
Acquisition costs (3)	—	0.05		—	0.11
OTP tax items (4)	—	0.02		—	(0.01)
Foreign exchange losses (gains)	0.01	(0.01)		0.01	(0.04)
Adjusted diluted EPS (5)	$0.94	$0.81	16.0%	$1.33	$0.94	41.5%
______________________________________________
(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $3.2 million for the three months ended June 30, 2012. For the six months ended June 30, 2012 and 2011, cigarette inventory holding gains were $4.3 million and $0.9 million, respectively.

(2) Net candy holding gain
For the three and six months ended June 30, 2011, we recognized an approximate $4.2 million net candy holding gain resulting from manufacturer price increases during the second quarter. The net candy holding gain was estimated as the amount in excess of our normal manufacturer incentives for those products sold during the second quarter.

(3) Acquisition costs
For the three and six months ended June 30, 2011, we incurred $0.8 million and $1.5 million, or $0.05 and $0.11 per diluted share of acquisition costs related to Forrest City Grocery Company (FCGC).

(4) OTP tax items
During the three months ended June 30, 2011, we recorded charges of $0.5 million related primarily to a state excise tax assessment on Other Tobacco Products (OTP). The six months ended June 30, 2011 includes an OTP tax refund of $0.8 million partially offset by $0.5 million of charges related primarily to a state excise tax assessment on OTP.

(4) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 40.85% and 39.66% for the three and six months ended June 30, 2012 and 2011, respectively, except for the tax items for all periods presented and non-deductible acquisition costs related to FCGC of $0.3 and $1.0 million for the three and six months ended June 30, 2011.

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.